NEWS RELEASE
                                                          January 30, 2004
For Release:      Immediately
Contact:          Analysts: Christopher M. Capone, (845) 486-5439
                  Media: Denise D. VanBuren, (845) 471-8323

                 CH Energy Group Annual Earnings Rise 10 Percent

(Poughkeepsie, NY) CH Energy Group, Inc. today posted its 2003 annual earnings at $2.78 cents per share, approximately 10 percent higher than the Company's 2002 earnings of $2.53 and slightly above the high end of the range of the Corporation's projection of $2.55 to $2.75 a share.
         "Clearly, 2003 was a good year for our shareholders and our customers. While favorable weather patterns played a large role in the earnings gain, Central Hudson Gas & Electric also benefited from a robust regional economy and Central Hudson Enterprises Corporation (CHEC) posted substantial gains from continuing operations as a result of sustainable improvements in operating efficiencies achieved in the fuel oil delivery companies," said Chairman of the Board Paul J. Ganci. "Equally important, customer satisfaction increased for the fourth consecutive year at Central Hudson, attributable to our investments to improve service reliability and the fact that our electric delivery rates remain the lowest in New York state."
         Contributing to the earnings gain were the expected increased benefits flowing from the third year of Central Hudson's electric regulatory settlement. That regulatory settlement also included rate reductions and refunds for customers. Earnings were also favorably impacted by the repurchase of common stock and other items.
         Those positive developments were more than enough to offset increased operating and maintenance expenses due to higher sales and storm restoration, higher depreciation, and the absence of significant one-time gains from a CHEC subsidiary divestiture and non-recurring items.
Fourth Quarter Results
         Earnings in the fourth quarter of 2003 were 73 cents, as compared to 66 cents per share in the same quarter of 2002. Significant contributors included increased electric residential sales and reduced operating expenses at Central Hudson, as well as improved sales and operating efficiencies at the oil distribution companies. Earnings were also favorably impacted by the sale of CHEC's retail natural gas business. Earnings were dampened by increased depreciation and the absence of non-recurring items.
2004 Earnings Projections
         The Company projects its 2004 earnings at between $2.60 and $2.85 per share, noting that $2.30 to $2.45 is estimated to result from the operations of Central Hudson; 20 cents to 25 cents from CHEC's fuel distribution business units; and 10 cents to 15 cents from partnership income and interest income on the funds being held in money market funds that are ready for immediate deployment if a suitable investment opportunity is identified.
         "Our business development team will continue to actively seek investment opportunities that meet our risk and profitability parameters," said Steven V. Lant, President and Chief Executive Officer. He noted that the annual earnings projection does not include any earnings accretion from such investments, and that earnings could be higher in 2004 if such acquisitions do occur.

About CH Energy Group
         With more than 440,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries:
         Central Hudson Gas & Electric is a regulated transmission and distribution utility serving approximately 355,000 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation (CHEC) includes business units delivering energy and related services to nearly 85,000 customers in eight states and the District of Columbia. Its regional footprint stretches from Connecticut to the Washington, D.C. area.
                                   # # #

Conference Call:
Messrs. Ganci and Lant will conduct a conference call with analysts and investors to review financial results at 4:00 p.m. (ET) today (January 30, 2004). Dial-in: 1-800-450-0785; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 11:00 p.m. (ET) on January 30, 2004, until 11:59 p.m. (ET) on February 26 2004, by dialing 1-800-475-6701 and entering access code #717190. In addition, consolidated financial statements are available on the Company's website at www.CHEnergyGroup.com.

Forward-Looking Statements
     Statements included in this news release, including its Appendix and the documents incorporated by reference which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to Registrants' future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: weather; energy supply and demand; fuel prices; interest rates; potential future acquisitions; developments in the legislative, regulatory and competitive environment; market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs; the success of strategies to satisfy electricity requirements now that Central Hudson's major electric generation assets have been sold; future market prices for energy, capacity, and ancillary services; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. Registrants undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH Energy Group, Inc. announces the following operating results for the periods indicated:



3 Months Ended December 31                          2003             2002
                                                    ----             ----

  Operating Revenues                         $188,517,000     $175,863,000

  Net Income                                 $ 11,461,000     $ 10,629,000

  Earnings Per Share (Basic and Diluted)           $  .73           $  .66

  Average Shares Outstanding                   15,762,000       16,154,000


12 Months Ended December 31                         2003             2002
                                                    ----             ----
  Operating Revenues                         $806,684,000     $695,841,000

  Net Income                                 $ 43,985,000     $ 41,281,000

  Earnings Per Share (Basic)                       $ 2.78           $ 2.53

  Earnings Per Share (Diluted)                      $2.77            $2.51

  Average Shares Outstanding                   15,831,000       16,302,000
                                                                    page -1-


                                          APPENDIX
                                          --------
Highlights Relative to the Prior Year
                                                                      2003 More
Year Ended December 31:                     2003        2002       (Less) than 2002
                                           -----       -----        ----------------
Operating Revenues                  $806,684,000   $695,841,000     $110,843,000

Income Available for Common Stock:

  From Continuing Operations        $ 43,985,000   $ 34,410,000      $ 9,575,000

  From Non-recurring Items                -           2,043,000       (2,043,000)

  From Discontinued
   Operations-Net                         -           4,828,000       (4,828,000)
                                     -----------   ------------      --------------

               Total                $ 43,985,000   $ 41,281,000       $2,704,000

Earnings Per Share (Basic) From:

  Continuing Operations                    $2.78          $2.12           $  .66

  Non-recurring Items                        -              .12             (.12)

  Discontinued Operations-Net                -              .29             (.29)
                                    ------------  -------------    --------------

Earnings Per Share
    of Common Stock                        $2.78          $2.53           $  .25

Average Shares Outstanding
    (Basic)                           15,831,000     16,302,000


Consolidated basic earnings per share of CH Energy Group, Inc. increased $.25 per share in 2003 due to the following:

         CH Energy Group Inc., Holding Company (CHEG):  - $.19
         -----------------------------------------------------

o Down $.19 due largely to a reduction in interest and investment income and the absence of favorable state income tax adjustments recorded in 2002. The reduction in interest and investment income results from the liquidation of CHEG's Alternate Investment Program by July 2003 and the reinvestment of approximately $90 million in lower yield, but lower risk, money market instruments.

         Central Hudson Gas & Electric  Corp. (CHG&E):  + $.51
         -----------------------------------------------------
o Up $.54 due to an increase in electric net operating revenues (net of the cost of fuel, purchased electricity and revenue taxes). An increase in sales, a reduction in shared earnings, and the recording of revenues deferred in a prior year were the primary contributors to the increase in net revenues. Sales increased due to colder weather and a modest increase in the average number of residential and commercial customers. Weather impacted electric net revenues from sales by approximately $.07 per share, net of the effect of weather hedging contracts. Heating billing degree-days reflect a 17% increase over last year and an increase of 6% above the normal level. Shared earnings decreased due largely to an increase in CHG&E's investment base, or rate base, upon which it earns its rate of return and a reduction in ratemaking operating income. In accordance with the terms of the current settlement agreement with the New York State Public Service Commission ("PSC"), $3.1 million of electric delivery revenues deferred during the 12 months ended June 30, 2002 are being recorded to income over the 12 months ended June 30, 2004.

o Up $.19 due to an increase in the amortization of shareholder benefits relating to the sale of CHG&E's interests in its principal generating facilities.

o Up $.17 due to an increase in gas net operating revenues (net of the cost of gas and revenue taxes) due largely to an increase in natural gas sales to residential and commercial customers, primarily space heating customers. The increase resulted from the colder weather and an increase in the average number of customers with weather impacting gas net revenues from sales by approximately $.12 per share, net of the effect of weather hedging contracts. The increase in gas net revenues also reflects the recording of previously deferred gas delivery revenues; however, these revenues were offset by the deferral of shared earnings for gas operations and an unfavorable change related to gas losses.

o Up $.13 due primarily to the effect of the recording of regulatory carrying charges and a reduction of interest charges and preferred stock dividends. The favorable impact on earnings from carrying charges resulted largely from changes in balances related to the Customer Benefit Fund, pension costs, and New York State income taxes. The reduction in interest charges and preferred stock dividends reflects the redemption of higher cost long-term debt and preferred stock issues in 2002 and 2003. The increase was partially offset by a reduction in interest income due to a decrease in temporary cash investments and the early settlement of an amount due CHG&E from the sale of its interest in the Nine Mile 2 nuclear generating plant.

o       Up $.07 due to the favorable impact of CHEG's Common Stock Repurchase
        Program.

                                                               page -2-

         --------------------------------------------------------------

o Down $.34 due to an increase in operating expenses. The rise in costs reflects increases in storm restoration and other electric distribution operations and maintenance costs, uncollectible accounts, property and other insurance costs, and employee compensation and welfare costs.

o        Down $.12 due to an increase in depreciation on utility plant assets.

o Down $.12 due to a non-recurring item. Income was recorded in 2002 for the receipt and subsequent sale of stock related to the demutualization of certain insurance companies through which CHG&E provided employee benefits.


o Down $.01 due to the net effect of various other items including an increase in taxes other than income taxes, notably property taxes, and a reduction in income taxes.



         Central Hudson Enterprises Corp.  (CHEC):  - $.07
         -------------------------------------------------

o Up $.47 due to an increase in net revenues (net of fuel and other related expenses) from its fuel oil distribution subsidiaries, due to increased sales resulting from the colder weather in 2003 and the impact of additional acquisitions of fuel oil distribution companies in the fourth quarter of 2002 and January 2003. Heating degree-days were 12% higher in 2003 and the colder weather favorably impacted earnings by $.07 per share.

o Up $.08 due to a reduction in operating expenses for CHEC's energy efficiency operations, including one-time charges recorded in 2002 related to the restructuring of certain energy efficiency contracts.

o        Up $.01 due to the favorable impact of CHEG's Common Stock Repurchase
         Program.

o Up $.01 due to a gain realized on the sale of CHEC's natural gas business unit in October 2003.

o Down $.35 due to increased operating expenses at the fuel oil distribution subsidiaries primarily due to the impact of the acquisitions noted above and the colder weather.

o Down $.29 per share due to the recording, in 2002, of the net effect of the gain from the sale of CH Resources, Inc.

                                                                  page -3-

2003 Results of Operations
--------------------------

CH Energy Group, Inc., Holding Company
--------------------------------------

Other Income and Deductions, for CHEG decreased $2.2 million due primarily to the liquidation of its Alternate Investment Program portfolio of securities by July 2003 and the reinvestment of approximately $90 million into lower yield, but lower risk, money market instruments. The reduction is also attributable to favorable New York State income tax adjustments recorded in 2002.

Central Hudson Gas & Electric Corp.
-----------------------------------

Utility sales of electricity to full service customers within CHG&E's service territory, plus delivery of electricity supplied by others, increased 3% in 2003 as compared to 2002. Sales to residential customers increased 6%, sales to commercial customers increased 1% and sales to industrial customers increased 3%. The across-the-board increase in delivery sales was due largely to colder weather and a modest increase in the average number of residential and commercial customers. Billing heating degree-days were 17% higher than last year and 6% higher than normal.

Utility sales of natural gas to firm CHG&E customers, plus transportation of gas supplied by others, increased 19% in 2003 as compared to the prior year. Residential and commercial sales, primarily space heating sales, both increased by 21% due to the colder weather experienced in 2003 and modest growth in the average number of customers. Industrial sales, representing approximately 5% of total firm sales in 2003 and 6% in 2002, decreased slightly by 1%. Interruptible sales decreased 37% due to a reduction in the sale of natural gas for electric generation and to the curtailment of interruptible service to meet increased demand from firm customers.

Utility electric and gas operating revenues increased $47.4 million (8.9%) from $533.3 million in 2002 to $580.7 in 2003. Electric revenues increased $29.4 million (6.9%) and gas revenues increased $18.0 million (17.1%). Approximately 50% of the electric revenue increase is amounts collected for the recovery of electric supply costs due primarily to higher wholesale prices for purchased electricity. The balance of the increase reflects the increase in sales discussed above; lower amounts recorded for the deferral of revenues related to shared earnings; the recording of Customer Benefit Funds to offset the cost of various programs authorized by CHG&E's current settlement agreement with the PSC; and the recording of delivery revenues deferred during the rate year ended June 2002. The increase in gas revenues largely reflects an increase in revenues collected for the recovery of gas supply costs due to higher wholesale prices for natural gas. Revenues from the increase in gas sales and the recording of delivery revenues previously deferred also contributed to the increase. The increase in gas revenues was partially offset by a reduction in sales for resale revenues retained to offset related expenses.

Total utility operating expenses increased $45.3 million (9.2%) from $491.5 million in 2002 to $536.8 million in 2003. Purchased electricity and purchased natural gas increased by a total of $30.7 million due primarily to increases in the wholesale cost of these energy requirements. The balance of operating expenses, including income taxes, increased $14.6 million, reflecting a significant increase in costs related to CHG&E's Reliability and Economic Development programs that are funded by the Customer Benefit Fund. The rise in operating expenses also reflects increases in storm restoration and other electric distribution and maintenance costs, uncollectible accounts, property and other insurance costs, property taxes, and employee compensation and welfare costs.

Interest Charges and Preferred Stock Dividends decreased $3.5 million due primarily to a decrease in regulatory carrying charges accrued on a declining Customer Benefit Fund balance and the redemption of higher cost long-term debt and preferred stock issues in 2002 and 2003.

Other Income and Deductions increased $1.5 million mainly reflecting increases in the amortization of shareholder benefits relating to the sale of CHG&E's interest in its principal generating facilities and the accrual of regulatory carrying charges on accumulated balances related to pension credits in customer rates. The increases were partially offset by a reduction in interest income resulting primarily from a decrease in temporary cash investments and the early settlement of a balance due CHG&E from the sale of its interest in the Nine Mile 2 nuclear generating plant. Also offsetting the increase was the effect of non-recurring income recorded in 2002 that related to the sale of the stock of certain insurance companies through which CHG&E provided employee benefits.

                                                                   page -4-


Central Hudson Enterprises Corp.
--------------------------------

Revenues for CHEC, net of the effect of weather hedging contracts, increased $64.4 million from $161.6 million in 2002 to $226.0 million in 2003. The increase in revenues primarily reflects the impact ($64.0 million) of increased revenues from the sale of petroleum products by the fuel oil distribution companies. Sales of petroleum products in 2003, as compared to 2002, increased by 27 million gallons or 21%. Revenues also increased due to higher retail prices as a result of higher wholesale market prices in 2003. The increased sales are due to colder weather in the early part of 2003 and also, acquisitions made in the fourth quarter of 2002 and in January 2003. Heating degree-days were 12% higher than last year.

Operating expenses for CHEC increased $59.5 million from $161.4 million in 2002 to $220.9 million in 2003. Operating expenses are primarily the cost of petroleum and natural gas at CHEC's fuel oil distribution subsidiaries, which increased $53.9 million due primarily to an increase in sales by the distribution companies as a result of the colder weather, and the impact of the acquisitions noted above. The cost of petroleum and natural gas costs also increased due to higher wholesale prices. Other operating expenses increased $5.6 million mainly reflecting higher distribution costs and higher income taxes related to the increase in sales noted above.




CH Energy Group, Inc.
Fourth Quarter 2003 Relative to the Prior Year
----------------------------------------------

Earnings per share (basic and diluted) for the quarter ended December 31, 2003 increased $.07 per share as compared to the same quarter in 2002. The results for the quarter reflect an increase in electric and gas utility net revenues due primarily to the recording of revenues previously deferred in accordance with the terms of CHG&E's current settlement agreement and an increase in net revenues mainly from electric residential sales which resulted from a modest growth in the average number of customers. Earnings were also enhanced by a reduction in CHG&E's operating expenses, primarily employee compensation and workers compensation costs; an increase in the amortization of shareholder benefits from the sale of CHG&E's principal generating facilities; increased net revenues from CHEC's fuel oil distribution subsidiaries primarily reflecting the impact of the acquisitions in the fourth quarter of 2002 and in January of 2003; the gain realized on the sale of CHEC's natural gas business unit in October 2003; and the favorable effect of CHEG's Common Stock Repurchase Program. Partially offsetting the increase in earnings is the impact this quarter of several favorable transactions recorded in the fourth quarter of 2002 and increased depreciation on utility plant assets. The transactions, which enhanced earnings in 2002, were state income tax adjustments and an adjustment to the gain from the sale of CH Resources, Inc.



Energy Group remains in a strong financial position. At December 31, 2003, the Company had $125.8 million in cash and cash equivalents. In addition, its current obligations included $15.0 million of current maturities of long-term debt and $16.0 million of short-term debt outstanding. Cash outlays during the year included a tax-deductible contribution of $10.0 million to CHG&E's pension fund on September 30, 2003 to reduce the shortfall between the Accumulated Benefit Obligation (ABO) for its pension plan and the market value of related pension assets at that date. The remaining shortfall (2% of ABO) resulted in the reclassification of the balance of Prefunded Pension Costs to Regulatory Assets.



                                 # # #


Please note that this report plus the consolidated financial statements are available on the Company's website at www.chenergygroup.com.

                       CH ENERGY GROUP, INC.
              CONSOLIDATED STATEMENT OF INCOME

                                                                           (Unaudited)               (Audited)
                                                                         3 Months Ended           12 Months Ended
                                                                          December 31,            December 31,
                                                                      ---------------------     -------------------

                                                                        2003         2002      2003          2002
                                                                     ---------    --------  ---------     ---------

                                                                     (Thousands of Dollars)  (Thousands of Dollars)

  OPERATING REVENUES

     Electric                                                         $103,999     $96,185   $457,395     $427,978
     Natural Gas                                                        27,005      26,573    123,306      105,343
     Competitive Business Subsidiaries                                  57,513      53,105    225,983      162,520
                                                                     ---------    --------  ---------     --------


            Total Operating Revenues                                   188,517     175,863    806,684      695,841
                                                                     ---------   ---------  ---------    ---------

   OPERATING EXPENSES
     Operations - Purchased Electricity and Fuel Used in Electric
       Generation, Purchased Nat. Gas and Purchased Petroleum          110,481     101,337    501,516      418,365
     Other Exp. of Operation - Regulated Activities                     26,594      26,882    107,105       92,245
     Other Exp. of Operation - Competitive Business Subsidiaries        14,476      14,330     56,195       51,712
     Depreciation and Amortization                                       8,668       8,154     33,611       31,230
     Operating Taxes                                                     8,829       9,389     31,956       38,606
     Federal and State Income Tax                                        7,071       5,239     27,279       20,746
                                                                     ---------    --------  ---------     --------


            Total Operating Expenses                                   176,119     165,331    757,662      652,904
                                                                    ----------    --------  ---------     --------

   OPERATING INCOME                                                     12,398      10,532     49,022       42,937
                                                                    ----------    --------  ---------     --------

   OTHER INCOME AND DEDUCTIONS
     Allowance for Equity Funds Used During Construction                    79         246        436          591
     Federal and State Income Tax - Credit                                (926)      1,729     (3,156)     (1,548)
     Interest and Investment Income                                      2,815       1,938     12,225       13,780
     Other - Net                                                         2,518       1,427      8,810        7,469
                                                                    ----------    --------  ---------     --------

            Total Other Income and Deductions                            4,486       5,340     18,315       20,292
                                                                    ----------    --------  ---------   ----------

   INCOME BEFORE INTEREST CHARGES                                       16,884      15,872     67,337       63,229
                                                                    ----------    --------  ---------   ----------

   INTEREST AND OTHER CHARGES
     Interest on Debt                                                    2,849       2,992     11,269       11,955
     Other                                                               2,314       3,055     10,987       12,908
     Allowance for Borrowed Funds Used During Construction                  18         (65)      (291)        (248)
     Preferred Stock Dividends of Central Hudson *                         242         451      1,387        2,161
                                                                    ----------    --------  ---------   ----------


              Total Interest and Other Charges                           5,423       6,433     23,352       26,776
                                                                    ----------    --------  ---------   ----------

   Net Income from Continuing Operations                                11,461       9,439     43,985       36,453

   Net Loss from Discontinued Operations, Net of
         Income Tax Benefit of ($62) and $1,377                           -            (61)      -          (2,237)
   Gain on Disposal of Discontinued Operations,
         Net of Income Tax of $1,511 and ($5,239)                         -          1,251       -           7,065
                                                                    ----------    --------  ---------   ----------

   NET INCOME                                                           11,461      10,629     43,985       41,281

   DIVIDENDS DECLARED ON COMMON STOCK                                    8,511       8,662     34,093       35,095
                                                                    ----------    --------  ---------   ----------

   AMOUNT RETAINED IN THE BUSINESS                                      $2,950      $1,967     $9,892       $6,186
                                                                    ==========    ========  =========   ==========

   Average Shares of Common Stock Outstanding (000s)                    15,762      16,154     15,831       16,302
                                                                    ==========    ========  =========   ==========

   Earnings Per Share - (Basic)                                          $0.73       $0.66      $2.78        $2.53
                                                                    ==========    ========  =========   ==========

   Earnings Per Share - (Diluted)                                        $0.73       $0.66      $2.77        $2.51
                                                                    ==========    ========  =========   ==========

   * Prior periods have been revised to include preferred dividends in continuing operations.  Such revision has no impact on previously reported net income.


                            CH ENERGY GROUP, INC.
                          CONSOLIDATED BALANCE SHEET


                                             December 31,        December 31,
                                                 2003 1             2002 2
                                              ---------------------------------

                      ASSETS                       (Thousands of Dollars)

    UTILITY PLANT

      Utility Plant                                $959,945           $895,608
        Less Accumulated Depreciation               309,208            297,549
                                             --------------     --------------

                                                    650,737            598,059
      Construction Work in Progress                  56,764             76,398
                                             --------------     --------------

      Net Utility Plant                             707,501            674,457
                                             --------------     --------------

    OTHER PROPERTY AND PLANT                         21,589             18,337
                                             --------------     --------------


    CURRENT ASSETS
      Cash and Cash Equivalents                     125,834             83,523
      Investments                                         -             89,441
      Accounts Receivable from Customers             61,223             60,978
      Materials & Supplies                           19,847             16,033
      Fair Value of Derivative Instruments              869              2,747
      Bond Defeasance Escrow                              -             16,275
      Special Deposits and Prepayments               23,315             28,466
      Other                                          19,834              9,892
                                             --------------     --------------

                                                    250,922            307,355
                                             --------------     --------------

    DEFERRED CHARGES AND OTHER ASSETS               320,480            282,758
                                             --------------     --------------


          TOTAL                                  $1,300,492         $1,282,907
                                             ==============     ==============


      CAPITALIZATION and LIABILITIES

  CAPITALIZATION
     Common Equity  3                             $485,424           $486,915
     Cumulative Preferred Stock:
       Not subject to mandatory redemption          21,030             21,030
       Subject to mandatory redemption                   -             12,500
     Long-term Debt                                278,880            269,877
                                             -------------     --------------

                                                   785,334            790,322
                                             -------------     --------------


  CURRENT LIABILITIES
     Current Maturities of Long-term Debt           15,000             15,000
     Notes Payable                                  16,000                  -
     Accounts Payable                               40,602             45,649
     Accrued Interest                                4,274              4,273
     Dividends Payable                               8,754              9,113
     Other                                          35,390             38,070
                                             -------------     --------------

                                                   120,020            112,105
                                             -------------     --------------

   DEFERRED CREDITS AND OTHER LIABILITIES          299,090            324,710
                                             -------------     --------------

   ACCUMULATED DEFERRED INCOME TAX  (NET)           96,048             55,770
                                             -------------     --------------

         TOTAL                                  $1,300,492         $1,282,907
                                             =============     ==============


   1 Audited.

   2 Subject to explanations contained in the Annual Report of the Company for 2002.

   3 Shares outstanding at December 31, 2003 = 15,762,000.
     Shares outstanding at December 31, 2002 = 16,064,600.



                                                                             Selected Financial Information


                                                      3 Months Ended December 31,                     12 Months Ended December 31,
                                                      ----------------------------------------------------------------------------
                                                        2003        2002      % Variation       2003         2002      % Variation
                                                      ----------  ----------  ------------  -----------  -----------   -----------
         CENTRAL  HUDSON  GAS & ELECTRIC  CORP.

              Sales of Electricity (Mwh):  *
                   Residential                          457,045     450,952         1        1,979,676      1,871,588          6
                   Commercial                           469,582     468,312         -        1,930,674      1,905,196          1
                   Industrial                           356,397     362,880        (2)       1,432,946      1,386,711          3
                   Unbilled and Other                    15,529      17,882       (13)          36,408         49,355        (26)
                                                      ----------  ----------  --------   --------------   ------------   --------

                        Total Own Territory           1,298,553   1,300,026         -        5,379,704      5,212,850          3
                                                      ==========  ==========  ========   ==============   ============   ========


              Sales of Gas (Mcf.):  *
                   Residential                        1,006,642   1,029,554        (2)       5,481,658      4,532,261         21
                   Commercial                         1,532,195   1,415,902         8        6,268,863      5,186,602         21
                   Industrial                           143,547     171,599       (16)         623,075        626,921         (1)
                   Unbilled and Other                   272,069     290,154        (6)           5,520         93,741        (94)
                                                      ----------  ----------  --------   --------------   ------------   --------

              Total Firm Sales                        2,954,453   2,907,209         2       12,379,116     10,439,525         19


                  Interruptible Sales                   985,067   1,254,370       (21)       3,451,906      5,461,965        (37)
                                                      ----------  ----------  --------   --------------   ------------   --------

              Total Own Territory                     3,939,520   4,161,579        (5)      15,831,022     15,901,490          -
                                                      ==========  ==========  ========   ==============   ============   ========


                    *  Includes volumes related to Electric
                          or Gas Energy Delivery Services.

              Cooling Degree Days:
                   Billing Cycle                             98         112       (13)             642            757        (15)
                   Actual in Period                           -          10      (100)             642            755        (15)

              Heating Degree Days:
                   Billing Cycle                          1,082       1,180        (8)           6,552          5,580         17
                   Actual in Period                       2,116       2,306        (8)           6,455          5,799         11

              Electric Output For Own Territory  (Mwh.):
                   Generated                             59,357      35,947        65          188,686        104,385         81
                   Purchased                          1,347,036   1,325,298         2        5,409,937      5,333,976          1
                                                      ----------  ----------  --------   --------------   ------------   --------

              Total                                   1,406,393   1,361,245         3        5,598,623      5,438,361          3
                                                      ==========  ==========  ========   ==============   ============   ========

              Gas Send-out  Firm Customers  (Mcf.)    3,177,090   3,397,647        (6)      10,262,029      9,425,912          9
                                                      ==========  ==========  ========   ==============   ============   ========


         CH  ENERGY  GROUP,  INC.

              Earnings Per Share - (Basic)                $0.73       $0.66        11            $2.78          $2.53         10
              Dividends Declared Per Share                $0.54       $0.54         -            $2.16          $2.16          -




                                                                                         Dec. 31,        Dec. 31,
                                                                                           2003            2002        % Variation
                                                                                       --------------   ------------   ----------

                                                                Book Value Per Share          $30.80         $30.31          2

                                                                Retained Earnings (000s)    $179,395       $169,503          6

                                                                Common Equity Ratio (%)        59.5%          60.5%         (2)



                               C H Energy Group, Inc.


                             Selected Financial Indices

                   Calendar Year 2003 vs Calendar Year 2002  2002


                                                     Calendar        Calendar
                                                       Year            Year
                                                       2003            2002
                                                ----------------    ----------


   Earnings Per Share - (Basic)                      $2.78             $2.53


   Earned Return on Common Equity  (Per Books)       8.99%             8.22%


   Pretax Coverage of Total
      Interest  Charges, excluding  AFDC            3.78 x            3.10 x


   Dividends Declared                                $2.16             $2.16


   Pay-out Ratio                                     77.7%             85.4%


   Percent of Cash Construction Expenditures
        Financed from Internal Funds   (1)          100.0%             93.3%


   Common Equity Ratio                               59.5%             60.5%


   Retained Earnings  ($000)                      $179,395          $169,503


   Book Value Per Share  (End of Period)            $30.80            $30.31







   (1) Internal funds used in this measurement exclude pension contributions of $10,000,000 made in 2003, and $32,000,000 made in 2002.